Exhibit 21.1

                      SUBSIDIARIES OF 1-800 CONTACTS, INC.

The following is a list of the subsidiaries of 1-800 CONTACTS, INC., a Delaware corporation.

The common stock of all the corporations listed below is wholly owned by 1-800 CONTACTS, INC.

Name of Corporation                        State / Country of Incorporation
-------------------                        --------------------------------
1-800 CONTACTS Japan, KK                                Japan
CL I, Inc.                                               Utah
CL II, Inc.                                              Utah
CL III, Inc.                                             Utah

1-800 CONTACTS, INC. is also the sole member of CL4, L.L.C., a Utah limited liability company.